Exhibit 99.1

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	Jun. 28, 2013	Jun. 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$4,309	$3,208
Accounts receivable, net	1,793	2,364
Inventories	1,188	1,210
Other	308	359

Total current assets	7,598	7,141
Property, plant and equipment, net	3,700	4,067
Goodwill	1,954	1,975
Other intangible assets, net	605	799
Other assets	179	224

Total assets	$14,036	$14,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,990	$2,773
Accrued arbitration award	706	25
Accrued expenses	480	457
Accrued compensation	453	376
Accrued warranty	114	171
Current portion of long-term debt	230	230

Total current liabilities	3,973	4,032
Long-term debt	1,725	1,955
Other liabilities	445	550

Total liabilities	6,143	6,537
Total shareholders’ equity	7,893	7,669

Total liabilities and shareholders’ equity	$14,036	$14,206

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Years Ended
	Jun. 28, 2013	Jun. 29, 2012	Jun. 28, 2013	Jun. 29, 2012
Revenue, net	$3,728	$4,754	$15,351	$12,478
Cost of revenue	2,678	3,282	10,988	8,840

Gross profit	1,050	1,472	4,363	3,638

Operating expenses:
Research and development	402	406	1,572	1,055
Selling, general and administrative	180	178	706	518
Charge related to arbitration award	681	—	681	—
Employee termination benefits and other charges	8	80	138	80
Charges related to flooding, net	—	—	—	214

Total operating expenses	1,271	664	3,097	1,867

Operating income (loss)	(221)	808	1,266	1,771
Net interest and other	(9)	(7)	(44)	(14)

Income (loss) before income taxes	(230)	801	1,222	1,757
Income tax provision	35	56	242	145

Net income (loss)	$(265)	$745	$980	$1,612

Income (loss) per common share:
Basic	$(1.12)	$2.93	$4.07	$6.69

Diluted	$(1.12)	$2.87	$3.98	$6.58

Weighted average shares outstanding:
Basic	236	254	241	241

Diluted	236	260	246	245

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended		Year Ended
	Jun. 28, 2013	Jun. 29, 2012	Jun. 28, 2013	Jun. 29, 2012
Cash flows from operating activities
Net income (loss)	$(265)	$745	$980	$1,612
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	302	339	1,233	825
Stock-based compensation	30	31	137	92
Deferred income taxes	(24)	(8)	35	34
Non-cash portion of employee termination benefits and other charges	3	61	19	61
Non-cash portion of charges related to flooding	—	—	—	119
Changes in operating assets and liabilities, net	638	(40)	715	324

Net cash provided by operating activities	684	1,128	3,119	3,067

Cash flows from investing activities
Purchases of property, plant and equipment	(136)	(324)	(952)	(717)
Acquisitions, net	—	15	(1)	(3,526)
Purchase of investments	—	—	(17)	—
Proceeds from sale of equipment	—	76	—	76

Net cash used in investing activities	(136)	(233)	(970)	(4,167)

Cash flows from financing activities
Employee stock plans, net	53	93	205	141
Repurchases of common stock	(235)	(604)	(842)	(604)
Dividends to shareholders	(60)	—	(181)	—
Repayment of debt	(57)	(558)	(230)	(908)
Proceeds from debt, net of issuance costs	—	—	—	2,775
Repayment of assumed debt	—	—	—	(585)

Net cash provided by (used in) financing activities	(299)	(1,069)	(1,048)	819

Effect of exchange rate changes on cash	—	5	—	(1)

Net increase (decrease) in cash and cash equivalents	249	(169)	1,101	(282)
Cash and cash equivalents, beginning of period	4,060	3,377	3,208	3,490

Cash and cash equivalents, end of period	$4,309	$3,208	$4,309	$3,208